EXHIBIT 1


                           GUARANTY ISSUANCE AGREEMENT
                           ---------------------------

            THIS GUARANTY ISSUANCE AGREEMENT (this "Agreement") dated as of March 31, 1998 is by and among HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("Hughes"), SINGAPORE TELECOMMUNICATIONS LTD., a Singapore corporation ("SingTel"), BARON CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Baron"), AMERICAN MOBILE SATELLITE CORPORATION, a Delaware corporation ("AMSC Parent"), and AMSC ACQUISITION COMPANY, INC., a Delaware corporation and a new wholly-owned subsidiary of AMSC Parent ("AMSC Acquisition").


                                R E C I T A L S:


            WHEREAS, each of Hughes, SingTel and Baron is, directly or indirectly, a shareholder of AMSC Parent;

            WHEREAS, AMSC Subsidiary Corporation ("AMSC Sub"), a Delaware corporation dually incorporated as a Virginia public service corporation and a wholly-owned subsidiary of AMSC Parent, AMSC Parent and Hughes Communications Satellite Services, Inc. ("Hughes Communications") have entered into that certain Bridge Loan Agreement dated as of December 30, 1997 (the "Hughes Bridge Loan"), pursuant to which AMSC Sub has issued a term note in the aggregate face amount of $10,000,000 to Hughes Communications;

            WHEREAS, AMSC Parent, AMSC Sub, the banks parties thereto, Morgan Guaranty Trust Company of New York ("Morgan"), as Documentation Agent, and Toronto Dominion (Texas), Inc. ("Toronto Dominion"), as Administrative Agent, have entered into that certain $150,000,000 Credit Agreement dated as of June 28, 1996, providing for up to $150,000,000 of term loans (the "Existing Term Loan Agreement"), and that certain $75,000,000 Credit Agreement dated as of June 28, 1996, providing for up to $75,000,000 of revolving loans (the "Existing Revolving Credit Agreement" and together with the Existing Term Loan Agreement, the "Existing Credit Agreements");




NYFS07...:\56\53356\0056\1939\AGR2128U.21J

            WHEREAS, each of Hughes, SingTel and Baron has issued a guaranty of a portion of the obligations of AMSC Sub under the Existing Credit Agreements (collectively, the "Existing Guaranties");

            WHEREAS, AMSC Parent and AMSC Acquisition, the owner of all of the outstanding shares of capital stock of AMSC Sub, now propose, inter alia, to renegotiate the existing indebtedness under the Existing Credit Agreements by
(i) AMSC Acquisition entering into that certain $100,000,000 Revolving Credit Agreement with Morgan, Toronto Dominion and the banks party thereto providing for up to $100,000,000 of revolving loans (the "Revolving Credit Agreement"), and (ii) AMSC Parent entering into that certain $100,000,000 Term Credit Agreement with Morgan, Toronto Dominion and the banks party thereto providing for up to $100,000,000 of term loans (the "Term Credit Agreement" and, together with the Revolving Credit Agreement, the "Credit Agreements");

            WHEREAS, in order to obtain the financing under the Revolving Credit Agreement, AMSC Acquisition and AMSC Parent have requested that each of Hughes, SingTel and Baron issue a guaranty of a portion of the obligations of AMSC Acquisition under the Revolving Credit Agreement in substantially the form attached hereto as Exhibit A-1, and in order to obtain the financing under the Term Credit Agreement, AMSC Parent has requested that each of Hughes, SingTel and Baron issue a guaranty of a portion of the obligations of AMSC Parent under the Term Credit Agreement in substantially the form attached hereto as Exhibit A-2 (each, a "Guaranty" and collectively, the "Guaranties"), effective upon the repayment in full of the Existing Credit Agreements and other conditions set forth in Section 2 hereof; and

            WHEREAS, each of Hughes, SingTel and Baron is willing to issue several Guaranties on the terms, and subject to the conditions, set forth herein (the parties which issue Guaranties hereunder are hereafter referred to individually as "Guarantor" and collectively, "Guarantors").


                               A G R E E M E N T:


            NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto hereby agree as follows:

        1. Consideration for the Issuance of the Guaranties. (a) In consideration of the issuance of the respective Guaranties by the Guarantors, and


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concurrently with (and conditioned upon) the issuance of these Guaranties, AMSC
Parent shall (i) amend existing warrants held by the Guarantors (the "Existing Warrants") such that (x) the exercise price is changed from $13 per share to $12.51 per share and (y) the expiration date is changed from June 28, 2001 to March 31, 2005 (as amended, the "Amended Warrants"), (ii) issue to each Guarantor a new warrant (collectively the "New Warrants") to purchase its "Pro Rata Share" (as defined below) of 1,000,000 shares of the Common Stock, par value $.01 per share, of AMSC Parent at an exercise price of $12.51 per share, on the terms described in the form of warrant attached hereto as Exhibit B, and
(iii) execute an amended registration rights agreement covering the Amended Warrants, the New Warrants and other restricted securities held by the Guarantors, in the form attached hereto as Exhibit C (the "Amended Registration Rights Agreement"). For purposes of this Agreement, the "Pro Rata Share" of a Guarantor shall be calculated by dividing such Guarantor's aggregate Guaranteed Principal Amounts (as defined and specified in each of its Guaranties) by $200,000,000.

            (b) In consideration of Guarantors' willingness to guarantee AMSC Parent's obligations under the Term Credit Agreement beyond five years, and up to a maximum of eight years, AMSC Parent shall pay to each Guarantor the following fees for each one-year extension of the credit facility pursuant to
Section 2.12 of the Term Credit Agreement, payable at the time of each such extension:(i) one percent (1%) of the Guaranteed Principal Amount (as defined and specified in its Guaranty of the obligations under the Term Credit Agreement) upon the first one-year extension, if any, of the credit facility under the Term Credit Agreement, (ii) two percent (2%) of the Guaranteed Principal Amount (as defined and specified in its Guaranty of the obligations under the Term Credit Agreement) upon the second one-year extension, if any, of the credit facility under the Term Credit Agreement and (iii) three percent (3%) of the Guaranteed Principal Amount (as defined and specified in its Guaranty of the obligations under the Term Credit Agreement) upon the third one-year extension, if any, of the credit facility under the Term Credit Agreement.

      2. Conditions to the Issuance of the Guaranties. The obligations of each Guarantor to issue its Guaranties are severally subject to the following conditions:

                  (1) Each Guarantor shall have received evidence satisfactory to it that the obligations of AMSC Sub and AMSC Parent under the Hughes Bridge Loan have been satisfied in full.

                  (2) Each Guarantor shall have received evidence satisfactory to it that the obligations of AMSC Sub and AMSC Parent under the Existing Credit Agreements shall have been satisfied in full, the Banks party to the Existing Credit


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Agreements shall have irrevocably released their respective rights thereunder and each of the Existing Guaranties shall have been released;

                  (3) AMSC Parent shall have executed and delivered to each Guarantor its Amended Warrant, its New Warrant and the Amended Registration Rights Agreement, as set forth in Section 1 hereof;

                  (4) AMSC Parent shall have executed and delivered to the Guarantors (a) a security and pledge agreement in favor of the Banks under the Term Credit Agreement (as defined therein) granting the Banks a lien and security interest in all of its assets to secure AMSC Parent's obligations under the Term Credit Agreement (the "Term Loan Security and Pledge Agreement"), and
(b) a security and pledge agreement in favor of the Guarantors granting the Guarantors a second lien and security interest in all of its assets to secure AMSC Parent's obligation under Section 13 of this Agreement to reimburse a Guarantor that makes any payment under its Guaranty of obligations under the Revolving Credit Agreement (the "Reimbursement Security and Pledge Agreement" and, together with the Term Loan Security and Pledge Agreement, the "Security and Pledge Agreements"), and each Guarantor shall have received evidence satisfactory to it that such liens and security interests have been duly perfected;

                  (5) Each of AMSC Acquisition and AMSC Parent shall have received all consents and approvals (including from shareholders) required to enter into this Agreement, the Amended Warrants, the New Warrants, the Amended Registration Rights Agreement, the Term Loan Security and Pledge Agreement and the Reimbursement Security and Pledge Agreement (collectively, the "GIA Documents") and to perform its obligations thereunder, and shall have delivered copies of all such consents and approvals to each Guarantor;

                  (6) Each Guarantor shall have approved the form and substance of each of the Credit Agreements and all documents and instruments delivered in connection therewith, and shall have received evidence satisfactory to it of the execution and delivery thereof;

                  (7) Each Guarantor shall have received copies, certified by the Secretary of each of AMSC Acquisition and AMSC Parent, of resolutions duly adopted by the Board of Directors of the applicable party approving each of the Credit Agreements and GIA Documents and the transactions contemplated thereby.

                  (8) Each Guarantor shall have received all documents and instruments delivered in connection with the high yield debt offering by AMSC


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
Acquisition and such offering shall have closed and resulted in minimum net proceeds of $140,000,000 to AMSC Acquisition;

                  (9) Each Guarantor shall have received the written opinions of counsel to AMSC Acquisition and AMSC Parent as to the due authorization, execution and enforceability of each of the GIA Documents and the lack of any conflict between each GIA Document and any other agreement to which AMSC Acquisition or AMSC Parent may be a party, in form and substance satisfactory to each Guarantor;

                  (10) Each Guarantor shall have received evidence satisfactory to it that each of the other Guarantors shall have concurrently issued its Guaranties;

                  (11) There shall have been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of AMSC Parent or AMSC Acquisition since September 30, 1997, except as set forth in the Preliminary Offering Memorandum dated March 9, 1998 with respect to the high yield debt offering by AMSC Acquisition; and

                  (12) Each Guarantor shall have received in full the consideration under Section 1 hereof and the amounts outstanding under Section 4 hereof (to the extent invoices have been supplied to AMSC Parent).

      3. Covenants of AMSC Acquisition and AMSC Parent; Guaranty Issuance Agreement Events of Default.

            (a) (i) AMSC Parent shall maintain at all times during each calendar quarter set forth below, such maintenance to be evidenced at the end of each such calendar quarter on a consolidated basis, a ratio of (x) the Indebtedness (as defined in the Credit Agreements) of AMSC Parent and its Subsidiaries (as defined in the Credit Agreements) to (y) EBITDA (as defined below) for AMSC Parent and its consolidated Subsidiaries determined on the basis of the twelve-month period ending on the last day of such calendar quarter, in each case not in excess of the ratio set forth below for such calendar quarter:

For the calendar
quarter ending on                  Maximum Ratio
-----------------                  -------------

September 30, 2000                 31.0 to 1.00
December 31, 2000                  18.5 to 1.00



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
March 31, 2001                     13.0 to 1.00
June 30, 2001                      10.5 to 1.00
September 30, 2001                  8.5 to 1.00
December 31, 2001                   7.0 to 1.00
March 31, 2002                      6.0 to 1.00
June 30, 2002                       5.5 to 1.00
September 30, 2002                  5.0 to 1.00
December 31, 2002                   4.5 to 1.00

For purposes of this Section 3(a)(i), "EBITDA" shall mean, for any period, for AMSC Parent on a consolidated basis, determined in accordance with GAAP (as defined in the Credit Agreements), the sum of (i) the net income (or net loss) plus (ii) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (iii) all taxes on or measured by gross or net income to the extent included in the determination of such net income (or loss). For purposes of the foregoing, notwithstanding any requirement of GAAP to the contrary, "net income" shall exclude:

            (A) any restoration to income of any contingency or non-recurring charge reserves, except to the extent that provision for such reserve was made out of income accrued during such period and except for normal accruals and reversals in the ordinary course of business;

            (B) any write-up or write-down of any asset, and all equity and earnings or losses of unconsolidated investments in joint ventures, Subsidiaries, and other business organizations;

            (C) any net gain from the collection of the proceeds of life insurance policies;

            (D) any gain or loss arising from the acquisition of any securities or Indebtedness and any net loss arising from the exercise or grant of any warrant or option;

            (E) any deferred credit representing the excess of equity in any Person (as defined in the Credit Agreements) at the date of acquisition over the cost of the investment in such Person;



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
            (F) any proceeds received pursuant to the Satellite Lease Agreement dated as of December 2, 1997 between AMSC Parent and African Continental Telecommunications Ltd., less the expenses described in the letter agreement dated December 2, 1997 from AMSC Parent to Guarantors;

            (G) any aggregate net gain (or loss) during such period arising from the sale, exchange, lease or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities) other than
(i) any sale, exchange or other disposition in the ordinary course of business and (ii) any sale, exchange or disposition of equipment utilized in the business of AMSC Parent;

            (H)  all extraordinary items; and

            (I) any change in accruals for long-term (more than one year) personnel-related costs, such as vacation time, pension liabilities and retires insurance.

                  (ii) The aggregate amount of Service Revenue (as defined below) of AMSC Parent and its Subsidiaries determined on the basis of the twelve-month period ending on any date set forth below shall not be less than the amount set forth below for such twelve-month period:

For the twelve-month
period ending on                   Minimum Service Revenue
----------------                   -----------------------

December 31, 1998                  $  65,000,000

March 31, 1999                        71,000,000
June 30, 1999                         79,000,000
September 30, 1999                    88,000,000
December 31, 1999                     98,000,000

March 31, 2000                       111,000,000
June 30, 2000                        125,000,000
September 30, 2000                   139,000,000
December 31, 2000                    153,000,000

March 31, 2001                       167,000,000
June 30, 2001                        179,000,000
September 30, 2001                   191,000,000
December 31, 2001                    203,000,000


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
March 31, 2002                       214,000,000
June 30, 2002                        225,000,000
September 30, 2002                   236,000,000
December 31, 2002                    249,000,000

For purposes of this Section 3(a)(ii), "Service Revenue" shall mean, for any period, for AMSC Parent on a consolidated basis, gross revenues from services including, but limited not to, data service and mobile voice communications service. For purposes of the foregoing, "Service Revenue" shall not include revenues derived from sales of equipment or lease proceeds.

            (b) The occurrence of any one or more of the following events (regardless of the reason thereof) shall constitute a "Guaranty Issuance Agreement Event of Default" hereunder:

                  (1) An "Event of Default" under any of the Credit Agreements (as defined therein), except any Event of Default specified in Section 6.01(k) or (m) of the Revolving Credit Agreement or Section 6.01(k) or (n) of the Term Credit Agreement, shall occur;

                  (2) AMSC Acquisition or AMSC Parent shall fail or neglect to perform, keep or observe any covenant or agreement contained in Section 1(b),
Section 3(a) or Section 13 hereof; or

                  (3) Any representation or warranty made or deemed made in
Section 12 hereunder by AMSC Acquisition or AMSC Parent shall prove to have been incorrect in any material respect when made or deemed made.

              Upon the occurrence of a Guaranty Issuance Agreement Event of Default, Guarantors having Pro Rata Shares greater than 87% ("Requisite Guarantors") may, at their option, deliver written notice of such occurrence to the Administrative Agent or the Banks under each of the Credit Agreements.

            Any notice by Requisite Guarantors in accordance with this Section 3 shall constitute notice of the existence of a Guaranty Issuance Agreement Event of Default under Section 6.01(u) of each Credit Agreement.

      4. Expenses. Each of AMSC Acquisition and AMSC Parent jointly and severally agrees that it will, upon demand, pay to the each Guarantor the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and


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expenses of such Guarantor's counsel and of any experts and agents, which such
Guarantor may incur in connection with (i) the negotiation, preparation or administration of each GIA Document and each Guaranty (including costs and expenses of providing any consents or waivers), (ii) the exercise or enforcement of any of the rights and remedies hereunder of such Guarantor, or (iii) the failure by AMSC Acquisition or AMSC Parent to perform or observe any of the provisions hereof.

      5. Amendments, Etc. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and, with respect to its enforcement against any party, signed by such party, except that the provisions of Section 3(a) hereof may be amended or waived by written agreement executed by Requisite Guarantors, AMSC Acquisition and AMSC Parent. Any action by Requisite Guarantors to amend or waive any provisions of
Section 3(a) hereof in accordance with this Section 5 shall bind all Guarantors.

      6. No Waiver; Remedies. No failure on the part of any Guarantor to exercise, and no delay in its exercise of, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder by any Guarantor preclude any other or further exercise thereof or the exercise of any other right by such party or any other Guarantor except as otherwise provided in Sections 3 or 5 hereof with respect to actions taken by Requisite Guarantors. Any Guarantor may specifically waive any breach of this Agreement by AMSC Acquisition or AMSC Parent; provided that (x) no such waiver shall be effective or binding unless in writing, (y) except as otherwise specifically provided in Section 5 hereof with respect to certain waivers by Requisite Guarantors, no such waiver shall be effective as to any Guarantor that has not provided a written waiver with respect to such breach, and (z) no such waiver shall constitute a continuing waiver of similar or other breaches. Any party may specifically waive any condition to its own obligations hereunder, and such waiver shall not affect the obligations of any other party.

      7. Notices, Etc. (a) AMSC Parent and AMSC Acquisition shall promptly provide to each Guarantor (i) a copy of any notice provided to or received from the Banks or an agent thereof under either Credit Agreement, (ii) notice concerning any reduction of commitments or prepayment of principal under either Credit Agreement and (iii) notice concerning any Default, Event of Default or anticipated Event of Default under either Credit Agreement.

            (b) All notices, demands, requests, consents, approvals and other instruments hereunder shall be in writing and shall be deemed to have been properly given if given to the parties hereto at the addresses or facsimile number set forth on


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Exhibit D hereto, or such other address or facsimile number as may be notified to the other parties hereto in a written notice. Notices, demands and requests shall be effective if given by facsimile to the number specified in this Section 7 when confirmation of receipt is received; or if given by any other means, when delivered.

      8. Separability of This Agreement. In case any term or provision of this Agreement or any application thereof to any circumstance shall, in any circumstances or jurisdiction and to any extent, be invalid, illegal or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability, without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances or jurisdictions other than those as to which it is held invalid, illegal or unenforceable.

      9. Further Assurances. AMSC Acquisition and AMSC Parent hereby agree to execute and deliver all such instruments and take all such action as Hughes, SingTel or Baron may from time to time reasonably request in order to fully effectuate the purposes of this Agreement.

      10. Headings. The headings contained in this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

      11. GOVERNING LAW AND DAMAGE LIMITATION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES AGREE THAT NO PARTY SHALL BE LIABLE HEREUNDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS OR BUSINESS.

      12. Representations and Warranties of AMSC Acquisition and AMSC Parent. Each of AMSC Acquisition and AMSC Parent represents and warrants to each Guarantor that:

            (a) Each of AMSC Acquisition and AMSC Parent is a corporation duly organized, validly existing and in good standing under the laws of the


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jurisdiction of its incorporation, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

            (b) This Agreement has been duly authorized by all necessary corporate action on the part of, and has been duly executed and delivered by, each of AMSC Acquisition and AMSC Parent, and none of the execution and delivery hereof, the consummation of the transactions contemplated hereby (including the issuance of the Amended Warrants and the New Warrants and the issuance of the common stock of AMSC Parent upon exercise of the Amended Warrants or New Warrants, the registration of such stock pursuant to the Amended Registration Rights Agreement and the granting of liens and security interests by AMSC Parent in all of its assets under the Security and Pledge Agreements) or compliance by AMSC Acquisition and AMSC Parent with any of the terms and provisions hereof or of any of the other Documents (i) requires any approval of stockholders (including any consent under the rules of the National Association of Securities Dealers, Inc.) or approval or consent of any trustee or holders of any indebtedness or obligations of AMSC Acquisition or AMSC Parent other than such approvals or consents as have been obtained, (ii) contravenes any law, judgment, governmental rule or regulation or order applicable to or binding on AMSC Acquisition or AMSC Parent or any of their respective properties, the contravention of which would have a material adverse effect on the financial condition of AMSC Acquisition and its subsidiaries taken as a whole or AMSC Parent and its subsidiaries taken as a whole or on the ability of AMSC Acquisition and AMSC Parent to perform any of its obligations under this Agreement or any of the other Documents, (iii) contravenes or results in any breach of or constitutes any default under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement for borrowed money, contract or other agreement or instrument to which AMSC Acquisition or AMSC Parent is a party or by which AMSC Acquisition or AMSC Parent or any of their respective properties may be bound, or (iv) contravenes its corporate charter or by-laws.

            (c) Neither the execution, delivery and performance by AMSC Acquisition and AMSC Parent of this Agreement nor the consummation of any of the transactions contemplated hereby (including the issuance of the Amended Warrants and the New Warrants and the issuance of the common stock of AMSC Parent upon the exercise of any Amended Warrants or New Warrants and the granting of liens and security interests by AMSC Parent in all of its assets under the Security and Pledge Agreements) requires the consent, approval or authorization of, the giving of notice to, or the registration, recording or filing of any document with, or the taking of any other action in respect of, any governmental agency or authority, other than any registration or other action required under the Registration Rights Agreement or any recording, filing or other action under the Security and Pledge Agreements.


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
            (d) This Agreement constitutes, and the other Documents will, upon execution thereof, constitute, the legal, valid and binding obligation of each of AMSC Acquisition and AMSC Parent, enforceable against AMSC Acquisition and AMSC Parent in accordance with their terms, except as such enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

            (e) AMSC Parent has delivered copies of the consolidated balance sheet of AMSC Parent and its consolidated subsidiaries as of December 31, 1996, and related statements of consolidated income and cash flow and stockholder's equity for the fiscal year then ended, accompanied by the report of Arthur Andersen LLP, independent accountants. Such statements fairly present, in accordance with generally accepted accounting principles, the financial position of AMSC Parent and its consolidated subsidiaries as of such date and the results of their operations and cash flows for such fiscal year.

            (f) AMSC Parent has duly reserved shares of its Common Stock for issuance upon exercise of the Amended Warrants and the New Warrants.

            (g) An independent committee of the board of directors of AMSC Parent (i) has concluded, based on such expert advice as it deems appropriate, that the consideration provided to Guarantors pursuant to this Agreement is fair to AMSC Acquisition and AMSC Parent from a financial point of view, and (ii) has approved AMSC Parent's entering into this Agreement.

      13. Reimbursement Agreement. If Hughes, SingTel or Baron makes any payment under its Guaranties, each of AMSC Acquisition and AMSC Parent agrees that it shall jointly and severally reimburse such Guarantor for such payment, and that such Guarantor will be fully subrogated to the extent of such payment to the rights and remedies (including any collateral security or rights therein) of the lenders under the Credit Agreements. If Hughes, SingTel or Baron acquires any notes evidencing the loans under either Credit Agreement, or any obligations in respect of loans made or to be made under either Credit Agreement, then such Guarantor shall have the full benefit of all of the rights and remedies (including any collateral security) of a lender under the applicable Credit Agreement. Any such acquisition of notes does not impair or extinguish any rights Guarantors have under this Agreement. Neither Hughes, SingTel nor Baron shall have any duties to AMSC Acquisition or AMSC Parent with respect to the exercise or non-exercise of any rights or remedies to which the lenders are entitled under the notes or the Credit Agreements.



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
      14. Intercreditor Agreements. (a) If Hughes, SingTel or Baron makes any payment under its Guaranties or acquires any notes or obligations under either of the Credit Agreements, thereafter all decisions to act or refrain from acting with respect to the enforcement of such notes or obligations (whether acquired by subrogation or otherwise) or the reimbursement obligations contained in
Section 13 hereof against AMSC Acquisition or AMSC Parent (including enforcement with respect to any collateral security therefor) must first be approved in writing by Requisite Guarantors. Prior to taking any such action, each Guarantor shall discuss with each other Guarantor the actions proposed to be taken.

            (b) If any Guarantor does not make any required payment under its Guaranties (a "defaulting Guarantor"), and such payment is made by any other Guarantor (a "funding Guarantor") even though the funding Guarantor has no obligation to make such payment, then the defaulting Guarantor shall reimburse the funding Guarantor for such payments on demand, and any amounts which would otherwise be payable to the defaulting Guarantor by AMSC Acquisition or AMSC Parent or with respect to any collateral therefor shall first be paid to the funding Guarantor until such payment obligation of the defaulting Guarantor has been fully satisfied. If, notwithstanding the foregoing, the defaulting Guarantor receives such payment, it shall hold the payment in trust for the funding Guarantor. For purposes of this Agreement, any payment made by a funding Guarantor shall be added to the Pro Rata Share of the funding Guarantor and subtracted from the Pro Rata Share of the defaulting Guarantor until the defaulting Guarantor has fully satisfied its payment obligation to the funding Guarantor. The funding Guarantor shall be subrogated to the rights of the lenders to enforce the Guaranty of the defaulting Guarantor to the extent of the defaulting Guarantor's payment obligation to the funding Guarantor.



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
            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.


AMSC ACQUISITION COMPANY, INC.            SINGAPORE TELECOMMUNICATIONS LTD.

By: /s/ Gary M. Parsons                   By: /s/ Yap Chee Keong
   -------------------------------           -------------------------------
Name: Gary M. Parsons                     Name: Yap Chee Keong
Title: Chief Executive Officer,           Title: Group Financial Controller
         President and Treasurer


AMERICAN MOBILE SATELLITE                 BARON CAPITAL PARTNERS, L.P.,
CORPORATION                               a Delaware limited partnership

By: /s/ Gary M. Parsons                   By:   Baron Capital Management, Inc.
   -------------------------------                a general partner
Name: Gary M. Parsons
Title: Chief Executive Officer,
       President
                                          By: /s/ Morty Schaja
                                             -------------------------------
                                          Name: Morty Schaja
                                          Title: Chief Operating Officer

HUGHES ELECTRONICS
CORPORATION

By: /s/ Amnon Carr
   -------------------------------
Name: Amnon Carr
Title: Assistant Treasurer




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